UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 15, 2007, ManTech entered into an Agreement and Plan of Merger (“Merger Agreement”) with McDonald Bradley Inc. (“McDonald Bradley”), Spyglass Acquisition Corp., a newly formed and wholly owned subsidiary of ours (“Merger Sub”), and Kenneth Bartee, acting as a representative for the shareholders of McDonald Bradley (“Shareholder Representative”). The Merger Agreement provides for the merger of Merger Sub with and into McDonald Bradley, with McDonald Bradley continuing as the surviving corporation and our wholly owned subsidiary (the “Merger”).

On November 16, 2007, we issued a press release announcing that we had entered into the Merger Agreement. The press release is attached hereto as Exhibit 99.1.

Description of Material Terms of Merger Agreement

Under the terms of the Merger Agreement, we will acquire all of the outstanding equity interests in McDonald Bradley (a privately-held company) for a purchase price of $76.5 million (the “Purchase Price”). The Purchase Price is subject to adjustment based on the calculation of McDonald Bradley’s net working capital as of the closing date.

Under the terms of the Merger Agreement, a portion of the Purchase Price will be placed into escrow to satisfy potential indemnification obligations of the Company, and to satisfy potential expenses of the Shareholder Representative. The escrow term will be for a period of sixteen months.

McDonald Bradley has made customary representations and warranties in the Merger Agreement. Additionally, McDonald Bradley has agreed to certain customary covenants and agreements, including (among others) that

•

The Board of McDonald Bradley will call a special meeting of the McDonald Bradley shareholders to consider the Merger Agreement and the Merger, and will recommend that the McDonald Bradley shareholders adopt the Merger Agreement and approve the Merger; and

•

McDonald Bradley will not solicit, encourage or initiate the submission of proposals relating to alternate business combination transactions, and will not participate in any discussions pertaining thereto.

Consummation of the Merger is subject to customary closing conditions, including (among others)

•	Expiration of the applicable Hart-Scott-Rodino waiting period;

•	The absence of any injunction or order prohibiting the closing;

•	The accuracy of representations and warranties (subject to an overall material adverse effect qualification);

•	The compliance with all agreements, covenants and obligations contained in the Merger Agreement (subject to an overall material adverse effect qualification); and

•	The absence of a material adverse change to McDonald Bradley’s business or financial condition.

The Merger Agreement contains customary termination provisions. In the event the Merger Agreement is terminated, the parties generally will be responsible for their respective costs and expenses. However, notwithstanding termination, the parties will generally remain liable for any breach of a covenant and any intentional breach of a representation or warranty that is contained in the Merger Agreement.

The Board of Directors of each of ManTech and McDonald Bradley has approved the Merger. Concurrently with entering into the Merger Agreement, certain shareholders of McDonald Bradley (who collectively own approximately 70% of McDonald Bradley stock) entered into voting agreements with ManTech pursuant to which they agreed to vote their shares of McDonald Bradley stock for the adoption and approval of the Merger Agreement, and against any alternate transaction.

We expect the Merger to close in December 2007.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	ManTech International Corporation Press Release, dated November 16, 2007, announcing the execution of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: November 16, 2007	By:	/s/ Kevin M. Phillips
Kevin M. Phillips
Chief Financial Officer